Exhibit 12

             WASHINGTON MUTUAL FINANCE CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                      Year Ended December 31,
                                 -----------------------------------------------------------
(Dollars in thousands)               2001          2000         1999       1998        1997
                                 ---------    ----------   ----------  ---------   ---------
Income from operations before
   income taxes                  $  96,255    $  126,419   $  118,712  $  87,587   $  76,031
                                 ---------    ----------   ----------  ---------   ---------
Fixed charges:
   Interest and debt
   expense on all
   indebtedness                    210,450       202,092      149,609    133,211     128,887

Appropriate portion
   of rentals (33%)                  4,019         3,995        3,917      3,718       3,565
                                 ---------    ----------   ----------  ---------   ---------
Total fixed charges                214,469       206,087      153,526    136,929     132,452
                                 ---------    ----------   ----------  ---------   ---------
Earnings available for
   fixed charges                 $ 310,724    $  332,506   $  272,238  $ 224,516   $ 208,483
                                 =========    ==========   ==========  =========   =========
Ratio of earnings to
   fixed charges                      1.45          1.61         1.77       1.64        1.57
                                 =========    ==========   ==========  =========   =========
